Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                Computation of ratio of earnings to fixed charges
                        and preferred securities dividend
                          (in thousands, except ratios)

                                                                Twelve-month
                                                                period ended
                                                              December 31,1998
                                                              ----------------

Net income...................................................   $     53,432
Fixed Charges
      Audit Fees.............................................             30
      Trustee Fees...........................................            120
      Administrative Fees....................................             50
                                                                ------------
Total Fixed Charges..........................................            200
                                                                ------------
Earnings before fixed charges................................         53,632
                                                                ------------
Fixed charges, as above......................................            200
Preferred securities dividend................................         38,690
Fixed charges including preferred securities dividends.......         38,890
                                                                ------------
Ratio of earnings to fixed charges
and preferred securities dividend............................           1.38
                                                                ------------